Exhibit 10.9

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “SecondAmendment”) is made as of this 24th day of August 2004, by and between INPHONIC, INC., a Delaware corporation (the “Company”), and MICHAEL FERZACCA, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 26, 2002 (the “Agreement”) setting forth the terms and conditions upon which the Company agreed to employ the Executive; and

WHEREAS, the Company and the Executive amended the Agreement pursuant to that certain First Amendment dated January 23, 2003 (the “Amendment”);

WHEREAS, the parties now desire to further amend the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1. MODIFIED AMENDMENT TERMS. Except for Section 1 subsections (g) and (h) related to the additions of Sections 4.5 and 5.5 to the Agreement, respectively, the remaining terms and conditions of the Amendment are hereby terminated in its entirety and shall have no further force or effect.

2. MODIFIED AGREEMENT TERMS. The Agreement is hereby amended to reflect the following terms:

(a) Amendment to Section 1 of the Agreement. The first sentence of Section 1 shall be deleted in its entirety and amended to read: “Effective August 1, 2004, the Company hereby employs Executive as Chief Marketing Officer, Executive Vice President of Sales and Executive hereby accepts such employment with the Company. The Executive shall report directly to the President and Chief Operating Officer of the Company (“President”) and the Executive’s principal office during the Employment Period (as hereinafter defined) shall be located in the Company’s principal executive offices in the District of Columbia.” Provided, further, the parties recognize and agree that wherever the term “Chief Executive Officer” or “CEO” is used in the Agreement such shall be replaced and amended to read “President”.

(b) Amendment to Section 3.1 of the Agreement. The first sentence of Section 3.1 shall be amended in relevant part to read “Effective August 15, 2004, Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Marketing Officer, Executive Vice President of Sales, which may encompass . . .”. Other than as set forth in this Second Amendment, all of the remaining terms and conditions of such first sentence and the remainder of Section 3.1 shall continue in full force and effect.

(c) Amendment to Section 4.1 of the Agreement. The first sentence of Section 4.1 shall be deleted in its entirety and amended to read: “Effective August 1, 2004, the Company shall pay to the Executive a base salary of two hundred thirty-five thousand dollars ($235,000) per annum (the “Salary”).” Other than as set forth in this Second Amendment, all of the remaining terms and conditions of Section 4.1 shall continue in full force and effect.

(d) Amendment to Section 4.2 of the Agreement. Section 4.2 shall be deleted in its entirety and amended to read:

(i) Effective August 15, 2004, Executive shall have the opportunity to earn a quarterly bonus payment (collectively, the “Bonus”). The Bonus shall be based on the attainment of reasonable gross revenue objectives established by the President with respect to each upcoming calendar year of employment (each an “Employment Year”), which objectives shall be communicated in writing to Executive no later than thirty (30) days prior to the commencement of such Employment Year and shall be subject to reduction by any amounts paid to the Executive by the Company as a result of his membership in the Office of the Chief Executive Officer. The objectives for the partial year commencing August 15, 2004, and ending December 31, 2004, shall require Executive to fully achieve the objectives as agreed upon by the parties in Exhibit A hereto.

(e) Addition of Section 4.3.1 of the Agreement. Section 4.3.1 shall be added to the Agreement to read:

4.3.1. Stock Option Exercise Period. Notwithstanding anything to the contrary in this Agreement, or in any stock option grant agreement, award, grant or the Inphonic, Inc. 1999 Stock Incentive Plan or any other plan or agreement governing the Executive’s Common Stock Options, in the event the Executive is terminated without Cause or terminates his employment for Good Reason, he shall be allowed to exercise his vested (as of the date of termination after taking into account the vesting acceleration pursuant to Section 4.3 of the Agreement) Common Stock Options for twelve (12) months from the effective date of his termination or, in the event the Executive resigns his employment, he shall be allowed to exercise his vested (as of the date of termination) Common Stock Options for a period of six (6) months from the effective date of his termination.

(f) Amendment to Section 6.2 of the Agreement. The first sentence of the second paragraph of Section 6.2 shall be amended to read in relevant part: “In the event that the Executive’s employment is terminated without Cause pursuant to this Section 6.2 or for Good Reason pursuant to Section 6.5, the Executive shall be entitled to (i) a payment equal to eight (8) months of Salary, at the rate then in effect, paid at the discretion of the Company in either one lump sum amount or eight (8) equal monthly payments, commencing as of the effect date of termination;”. The remainder of the paragraph shall remain in full force and effect.

3. RELEASE. The Executive for himself and his heirs, legal representatives, successors and assigns, does hereby acknowledge and agree that no circumstances occurring on or before the date of this Second Amendment shall give rise to or otherwise constitute “Good Reason” as defined in Section 6.5 of the Agreement. The Company for itself, its parent, subsidiary and affiliated companies, and their respective successors and assigns, does hereby acknowledge and agree that no circumstances occurring on or before the date of this Second Amendment shall give rise to or otherwise constitute “Cause” as defined in Section 6.1 of the Agreement.

4. FEES AND EXPENSES. The Company shall be responsible for reimbursement of the Executive’s attorney’s fees actually incurred in connection with this Amendment, in an amount not to exceed five thousand dollars ($5,000), which shall be paid directly to Kelley Drye & Warren, LLP on execution by the parties of this Amendment.

5. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of the Company and the Executive and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Amendment.

6. CONTROLLING LAW. This Second Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of the State of Maryland, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the State of Maryland or the federal courts in the State of Maryland. The Company and the Executive agree that service of any summons and/or complaint, and any other process which may be served in any action, may be made by mailing via registered mail or delivering a copy of such process to the Company or the Executive at the address specified in the Agreement.

7. MISCELLANEOUS. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Second Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Second Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Second Amendment shall remain unchanged.

8. ENTIRE AGREEMENT. This Second Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

9. COUNTERPARTS. This Second Amendment may be executed in two counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

10. MODIFICATION. In the event the Executive accepts the position of President of the Company’s wholly owned subsidiary, StarNumber, Inc., the Company shall in good faith amend this Second Amendment to reflect the Executive’s new position and create new bonus targets as mutually agreeable to both parties between the Effective Date of this Second Amendment and September 30, 2004. If the Executive does not accept such new position, the terms of this Second Amendment shall remain in full force and effect subject to its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first above written.

COMPANY:

INPHONIC, INC.

By:	/s/ Walter W. Leach
Walter W. Leach

EXECUTIVE:

/s/ Michael Ferzacca
Michael Ferzacca

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